Exhibit 10.36

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into this 24th day of November 2008 (“Effective Date”) by and between THE UNIVERSITY OF WESTERN AUSTRALIA, a body corporate established pursuant to the provisions of The University of Western Australia Act 1911, with offices at 35 Stirling Highway, Crawley, Western Australia 6009 (“UWA”), and AVI BIOPHARMA, INC., an Oregon corporation, with offices at 4575 S.W. Research Way, Suite 200, Corvallis, Oregon 97333 USA (“Licensee”).

RECITALS

A. UWA owns and is entitled to grant license rights with respect to certain Patent Rights and Technical Information (as defined below) invented or developed in the course of certain research conducted under the direction of Stephen D. Wilson, Sue Fletcher and Graham McClorey (hereinafter collectively referred to as the “Inventors”).

B. Certain of the Patent Rights and Technical Information had been previously assigned by UWA to SmithKline Beecham Corporation doing business as GlaxoSmithKline (“GSK”), as evidenced by the agreement effectuating the assignment attached hereto as APPENDIX A, but have, as of the Effective Date, been reassigned by GSK to UWA, as evidenced by the agreement effectuating the reassignment to he attached hereto as APPENDIX B.

C. Licensee is in the process of developing various products for the treatment of Duchenne Muscular Dystrophy by inducing the skipping of certain exons for which the Patent Rights and Technical Information may be useful.

D. UWA desires to have the Patent Rights and the Technical Information developed, used and commercialized in the Field of Use (as defined below) by Licensee, and Licensee desires to obtain an exclusive, worldwide license to conduct research in the Field of Use, and to develop, manufacture, use and sell Products (as defined below) in the Field of Use, using the Patent Rights and Technical Information in accordance with the terms of this Agreement, Other than the rights expressly granted by UWA hereunder within the Field of Use, Licensee acknowledges that UWA shall retain all other rights with respect to the Patent Rights and the Technical Information.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Technical Information, and as further provided in Section 10 hereof.

1.3 “Exons of Interest” means dystrophin exons 51, 45, 44, 53, 46, 50, 8 and/or 52.

1.4 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.5 “Field of Use” shall mean the treatment of Duchenne Muscular Dystrophy by inducing the skipping of the Exons of Interest and/or by skipping blocks of exons that include any or all of the Exons of Interest through the use of those antisense sequences listed in the Patent Rights.

1.6 “Future Patent Rights” shall mean any patents and/or patent applications claiming Inventions invented after the Effective Date the Valid Claims of which, absent a license by UWA, would be infringed by Licensee, its Affiliates or its sublicensees by the sale of Products in the Field of Use.

1.7 “Future Technical Information” shall mean the following information in the Field of Use developed after the Effective Date and described in Future Patent Rights: know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, and any and all confidential and proprietary information described in the Future Patent Rights.

1.8 “Invention” shall mean all unpatented, patentable and patented inventions, discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind which are in the Field of Use.

1.9 “Net Sales” shall mean the total invoiced sales price and/or value of other consideration received for Products and sold by Licensee or an Affiliate thereof, less (a) sales taxes or other taxes, (b) actual shipping and insurance costs, (c) actual rebates, credits, or refunds for returned or defective Products, (d) trade discounts and quantity discounts or retroactive price reductions, (e) rebates, credits, and chargeback payments (or the equivalent thereof) actually granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, and (f) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Products into or out of any country in the Territory. Products will be considered “sold” when put into use, sold, leased or otherwise transferred and a “sale” shall be deemed to have occurred upon first use, shipment, invoicing or receipt of payment, whichever shall first occur. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the actual distribution of reasonable quantities of promotional samples of Products, and (ii) Products provided for clinical trials or research purposes at cost or at no charge. Notwithstanding the foregoing, in the event that a Product is sold by Licensee as part of a combination product or bundled product (“Combination Product”), the Net Sales of such Product, for the purposes of determining royalty payments due under this Agreement, shall be determined by multiplying the Net Sales (as originally defined above) of the combination product by the fraction A/(A+B), where A is the average sale price of the Product when sold separately in finished form in any country in which the Combination Product is sold and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, so that A+B is the average sale price of the Combination Product(s) together, in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period in which sales of both occurred, or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and such other product(s) in the Combination Product, Net Sales for the purposes of determining royalty payments with respect to such Combination Product shall be mutually agreed by the parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

1.10 “Patent Rights” shall mean International PCT Patent Application No. PCT/AU2005/000943, filed on June 28, 2005 and published as PCI’ Publication No. WO 2006/000057, and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date in any other country corresponding to any of the foregoing, and all national phases, divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon. The Patent Rights are all owned by UWA.

1.11 “Phase II Trial” shall mean a controlled clinical study conducted to evaluate the effectiveness of a Product for the treatment of Duchenne Muscular Dystrophy, for example by testing muscle function or endurance, in patients having Duchenne Muscular Dystrophy and to determine the common short-term side effects and risks.

1.12 “Phase III Trial” shall mean, relative to a Phase II Trial, expanded controlled and uncontrolled trials after preliminary evidence suggesting effectiveness of the Product for treatment of Duchenne Muscular Dystrophy has been obtained, and intended to gather additional information to evaluate the overall benefit-risk relationship of the Product and to provide an adequate basis for applying for regulatory approval for commercial sales of the Product.

1.13 “Product” or “Products” shall mean any human therapeutics, diagnostics (including algorithms or any components thereof, bioinformatics and any other human health care products and/or services in the Field of Use utilizing or derived in any manner whatsoever from any of the Patent Rights or Technical Information, which Product(s), except for the license granted hereunder, would infringe a Valid Claim of the Patent Rights.

1.14 “Technical Information” shall mean, as of the Effective Date, the following information in the Field of Use which is described in the Patent Rights: know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, in each case which has been conceived or reduced to practice prior to the Effective Date, in the conduct by UWA of the research associated with the Patent Rights. Technical Information is all owned by UWA.

1.15 “Territory” shall moan the entire world.

1.16 “Valid Claim” shall mean a claim of an issued patent included within the Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction (other than with respect to any petition or writ of certiorari to the Supreme Court of the United States), or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	LICENSE

2.1 Grant of Exclusive Rights. Subject to the terms of this Agreement, UWA hereby grants to Licensee, and Licensee hereby accepts from UWA, the exclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.4 hereof), during the term of this Agreement (as provided in Section 6 hereof) to conduct research in the Field of Use using the Patent Rights and the Technical Information and to develop, use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell and/or have sold Products in the Field of Use in the Territory using the Patent Rights and the Technical Information. Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights and the Technical Information outside of the Field of use are retained by UWA (for purposes of clarity, the parties agree that UWA retains the right to research and commercialize sequences for exons outside the Field of Use).

2.2 Diligence. Licensee shall use commercially reasonable efforts in pursuing the development, commercialization and marketing of Products. Licensee shall be deemed to have exercised commercially reasonable efforts, and the diligence requirements of this Section 2.2 shall be deemed to have been met, if Licensee, together with its Affiliates and sublicensees, meets the respective requirements set forth on Schedule 1, with each such requirement being deemed a separate and independent condition (each, a “Milestone”). If Licensee, together with its Affiliates and sublicensees, fails to meet any Milestone designated in Schedule 1 hereto, UWA may, at its option and as its sole remedy for Licensee’s breach of this Section 2.2, upon written notice to Licensee as provided under Section 6.2(a) (“Milestone Breach Notice”) and if Licensee fails to cure such breach within sixty (60) days of such Milestone Breach Notice (rather than thirty (30) days as described in Section 6.2(a)) or if UWA does not agree to a modification to the relevant Milestone(s) to obviate such breach, terminates the Agreement; provided, however;

that before issuing a Milestone Breach Notice the Parties shall first meet to discuss the status of Licensee’s development efforts and UWA shall consider in good faith whether such efforts amount to commercially reasonable efforts under the circumstances, and if UWA determines that such efforts do not constitute commercially reasonable efforts under the circumstances, then UWA have the option to issue a Milestone Breach Notice.

2.3 Conditions to Effectiveness. The following shall be a condition precedent to the effectiveness of this Agreement: the agreement effectuating the reassignment of patent rights (attached hereto as APPENDIX B) shall have been fully executed and delivered by UWA and GSK.

2.4 Right to Sublicense or Assign Rights. Licensee shall have the right to grant sublicenses consistent with this Agreement. Licensee shall keep UWA reasonably informed with respect to the progress of any relations entered into with any sublicensees, As an express condition of any such sublicense, any such sublicensee shall be required to agree in writing to be bound by commercially reasonable royalty reporting and recordkeeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of UWA’s name and marks, indemnification of UWA and the use of UWA’s Confidential Information. Licensee will be responsible for enforcing each sublicensee’s obligations under its sublicense. Licensee understands and agrees that none of its sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

2.5 Certain Future Rights. UWA shall promptly notify Licensee of any Future Patent Rights and Future ‘technical Information and such Future Patent Rights and Future Technical Information shall be automatically included in the license granted hereunder as Patent Rights and Technical Information, respectively, under Section 2.1.

3.	REPRESENTATIONS AND WARRANTIES

3.1 UWA. UWA represents and warrants to Licensee that:

(a) UWA (i) is a body corporate established pursuant to the provisions of The University of Western Australia Act 1911, duly organized, validly existing and in good standing under the laws of Australia, (ii) has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and (Hi) has taken sufficient steps such that the execution and delivery of this Agreement by UWA and the performance by UWA of its obligations hereunder have been duly authorized by all necessary corporate action;

(b) to the best of UWA’s knowledge, at the Effective Date, there are no claims, judgments or settlements to be paid by UWA with respect to the Patent Rights or Technical Information or pending claims or litigation relating to the Patent Rights or Technical Information;

(c) with respect to the Patent Rights, UWA has been assigned all right title and interest from the Inventors and GSK, as the case may be, and UWA is either (i) listed as the sole owner of record in the records of the United States Patent and Trademark Office and any

foreign patent offices with respect to Patent Rights that consist of applications or registrations with such offices, or (ii) employing diligent and commercially reasonable efforts to become listed as the sole owner of record in the records of the United States Patent and Trademark Office and any foreign patent offices with respect to Patent Rights that consist of applications or registrations with such offices for those Patent Rights that have been reassigned to UWA from GSK;

(d) UWA has the right to grant the rights granted to Licensee hereunder and to perform UWA’s obligations hereunder, in each case without the consent or approval of any third party;

(e) UWA has not granted, and will not grant, licenses to the Patent Rights, Technical Information, Future Patent Rights or Future Technical Information to any third party that would conflict with or otherwise compromise the rights granted to Licensee hereunder;

(f) the Patent Rights have been duly prepared, filed, prosecuted, obtained, and maintained in accordance with all applicable laws, rules, and regulations;

(g) to the best of UWA’s knowledge, no third party’s intellectual property rights would be infringed or misappropriated by the practice of the Patent Rights in general and no third party is infringing or misappropriating the Patent Rights;

(h) UWA does not own or control any patents or patent applications other than the Patent Rights that currently, or when issued, would be infringed by the making, using, offering for sale, selling, or importing of any product or process covered by a claim within the Patent Rights;

(i) this Agreement constitutes the legal, valid and binding obligation of UWA, enforceable against UWA in accordance with its terms, subject only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally, (ii) the limitation that the remedy of specific performance or injunctive relief is subject to the discretion of the court or arbitrator before which any proceeding therefor may be brought, and (iii) general legal and equitable principles of good faith, fair dealing and equity; and

(j) to the best of UWA’s knowledge, neither the execution or delivery of this Agreement by UWA, nor the performance by UWA of its obligations hereunder, (i) requires the consent or approval of any third party; (ii) shall constitute a default under any material contract by which UWA or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon UWA.

For the avoidance of doubt:

•	UWA does not warrant or represent that the Patent Rights or Technical Information or any part thereof are or will be valid under this agreement.

•	UWA makes no warranties or representations, including as to the accuracy or completeness of any scientific information provided in respect of this agreement.

•

UWA does not warrant the applicability, utility or usability of the Patent Rights or the Technical Information in respect of the Products and disclaims any and all liability in respect of the application of the Patent Rights or the Technical Information.

3.2 Licensee. Licensee represents and warrants to UWA that:

(a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution and delivery of this Agreement by Licensee and the performance by Licensee of its obligations hereunder have been duly authorized by all necessary corporate action;

(c) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, subject only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally, (ii) the limitation that the remedy of specific performance or injunctive relief is subject to the discretion of the court or arbitrator before which any proceeding therefor may be brought, and (iii) general legal and equitable principles of good faith, fair dealing and equity; and

(d) neither the execution or delivery of this Agreement by Licensee, nor the performance by Licensee of its obligations hereunder, (i) requires the consent or approval of any third party; (ii) shall constitute a default under any material contract by which Licensee or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon Licensee

4.	CONSIDERATION

In consideration of the execution and delivery by UWA of this Agreement, Licensee agrees as follows:

4.1 License Fee. Within three (3) days of the Effective Date, Licensee shall:

(a) pay to UWA an upfront license fee in an amount equivalent to Twelve Thousand Five Hundred U.S. Dollars (USD 12,500) exclusive of any applicable taxes; and

(b) reimburse UWA for any payment actually made by UWA to GSK, as evidenced by UWA’s written records, for the sole purpose of securing the reassignment of the Patent Rights from GSK to UWA; provided, however; that such reimbursement shall be no more than Twenty-Five Thousand U.S. Dollars (USD 25,000).

4.2 Payment of Royalties.

(a) Licensee shall pay, or cause to be paid, to UWA aggregate royally fees (each, a “Royalty” and collectively, the “Royalties”) equal to the following received by Licensee, its Affiliates or its sublicensees:

(i) 0.75% of Net Sales of Product in the United States; provided, however, that if the Valid Claims in the United States cover the specific base sequence of the Product for which such Royalty is due but do not provide a meaningful ability for Licensee to exclude from the market other products with different base sequences that cause skipping of the same dystrophin exon as the Product, then the royalty rate shall be reduced to 0.50% of Net Sales for such Product; and

(ii) 1.25% of Net Sales of Product outside the United Stales; provided, however, that, on a country-by-country basis, if the Valid Claims cover the specific base sequence of the Product for which such Royalty is due but do not provide a meaningful ability for Licensee to exclude from the market other products with different base sequences that cause skipping of the same dystrophin exon as the Product, then the royalty rate in any such country shall be reduced to 0.75% of Net Sales for such Product

(b) Royalties shall accrue and be payable by Licensee on a quarterly basis within forty-five (45) days following the end of each calendar quarter in which any Products generating Net Sales were sold. Each payment of Royalties shall be accompanied by a statement setting forth in reasonable detail the number and each type of Product sold and the Net Sales applicable thereto. The Products shall be considered as being sold for the purpose of the calculation of Royalties under this Agreement when the payments for such Products have been received by Licensee. Except as otherwise provided in Section 4.5, all Royalties shall be paid in United States Dollars and shall be made without set off and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges.

(c) Licensee shall create and maintain complete and accurate records and documentation concerning all Net Sales of Products by Licensee, its Affiliates and sublicensees in sufficient detail to enable the Royalties payable hereunder to he determined. Licensee shall retain such records and documentation for not less than three (3) years from the date of their creation. During the term of this Agreement and for a period of one (I) year thereafter, UWA and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of Royalties no more than once in any calendar year. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the Royalty calculations provided by Licensee. The costs of any such audit shall be borne by UWA, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by greater than five percent (5%), in which case the costs of such audit shall be borne by Licensee. UWA shall report the results of any such audit to Licensee within forty-five (45) days of completion. Thereafter, Licensee shall promptly pay to UWA the amount of any underpayment discovered in such audit, or UWA shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Portland, Oregon (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate,” or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

4.3 Milestone Fees.

(a) Licensee shall pay to UWA certain fees (each, a “Milestone Fee”), which shall be determined and paid within thirty (30) days after the occurrence of each of the following corresponding events (each, a “Milestone Event”) and which shall apply only to the first two Products that reach the first of such Milestone Events under Section 4.3(a)(i);

(i) Ten Thousand U.S. Dollars (USD 10,000) upon initiation of a Phase II Trial of a Product (for purposes of clarity, the parties understand and agree that the clinical trial of AVI-4658 scheduled to begin in Q4 2008 is a Phase Ib trial and not a Phase II Trial);

(ii) Fifteen Thousand U.S. Dollars (USD 15,000) upon initiation of a Phase III Trial of a Product;

(iii) Twenty Thousand U.S. Dollars (USD 20,000) upon submission of a new drug application (“NDA”) to the FDA or equivalent in the European Union for market approval of a Product; and

(iv) Thirty Thousand Dollars (USD 30,000) upon approval of a NDA or equivalent in the European Union allowing commercialization of the Product described in Section 4.3(e).

(b) If a Valid Claim specifically covering a Product has not issued in the United States or European Union at the time a Milestone Event for such Product occurs, Licensee shall be entitled to defer payment of 50% of the corresponding Milestone Fee until such time, if any, that such Valid Claim is granted.

4.4 Infringement. In the event that Licensee is legally prevented from commercializing one or more Products as a result of patent infringement issues, all of Licensee’s obligations with respect to such Products, including, without limitation, Royalty, Milestone Fees and other payment obligations related to that particular Product hi that jurisdiction shall be suspended unless and until such patent infringement issues are resolved. In the event that any such issues are not resolved during the term of the Agreement, or in the event that such issues are resolved in a manner that would continue to prevent Licensee from commercializing such Products, then Licensee shall have no further obligations hereunder with respect to such Products.

4.5 Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to

UWA, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to UWA in a bank account or other depository designated by UWA in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States Dollars is permitted. Any payment by Licensee to UWA in currencies other than United States Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the Wall Street Journal for the close of business of the last banking day prior to the date on which such payment is being made.

4.6 Fair Market Value. UWA acknowledges and agrees that the Royalties, Milestone Fees and other obligations of Licensee under this Agreement constitute fair market value for the rights granted to Licensee under this Agreement based on arms’-length negotiations with Licensee.

5.	PATENT RIGHTS

5.1 Prosecution. Commencing on the Effective Date, Licensee shall assume full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses related thereto. Licensee shall provide UWA with copies of any and all material or communications with the United States Patent and Trademark Office or any foreign patent office. Licensee shall consult with UWA as to whether and how to proceed with respect to any event in connection with Prosecution. In the event that Licensee elects to abandon the Prosecution or maintenance of any patent or patent application included in the Patent Rights, Licensee shall notify UWA of such election at least thirty (30) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application and, in such event, UWA may, at its sole option and expense, continue Prosecution or maintenance of the Patent Rights. In the event that Licensee elects not to pursue subject matter in the course of Prosecution that is outside the Field of Use, then the parties will consult with one another in a good faith effort to determine how to proceed.

5.2 Future Patent Rights. Section 5.1 shall not apply to any Future Patent Rights that are included in this Agreement after the Effective Date. UWA shall provide Licensee with copies of any and all material or communications with the United States Patent and Trademark Office or any foreign patent office in connection with Prosecution of the Future Patent Rights, and Licensee shall be afforded the opportunity of prior review and comment on such action or paper. In the event that UWA elects to abandon the Prosecution or maintenance of any patent or patent application included in the Future Patent Rights, UWA shall notify Licensee of such election at least thirty (30) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application and, in such event, Licensee may, at its sole option and expense, continue Prosecution or maintenance of the patent application or patent.

5.3 Expenses. Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof. UWA shall exercise reasonable efforts to cause the Inventors to cooperate fully with Licensee with respect to the Prosecution, maintenance and protection of the Patent Rights and Future Patent Rights.

6.	TERM AND TERMINATION

6.1 Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, on the date upon which the last to expire of the patents covering the Patent Rights or a Valid Claim shall expire.

6.2 Termination. Except as provided by Section 6.3 hereof, this Agreement shall terminate upon the earliest to occur of the following:

(a) Upon sixty (60) days’ written notice from UWA if, within such sixty (60) day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such sixty (60) day period, such breach or default has been cured by Licensee to the reasonable satisfaction of UWA;

(b) Upon sixty (60) days’ written notice from Licensee if, within such sixty (60) day period, UWA shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that UWA may avoid such termination if, before the end of such sixty (60) day period, such breach or default has been cured by UWA to the reasonable satisfaction of Licensee;

(c) Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement);

(d) Immediately upon Licensee passing a resolution for winding-up (otherwise than for the purposes of a solvent amalgamation or reconstruction where the resulting entity is at least as credit-worthy as the Licensee and assumes all of the obligations of the Licensee under this Agreement) or a court shall make an order to that effect; or if a liquidator, receiver, administrator, administrative receiver, manager, trustee, or similar officer is appointed over any of the assets of the Licensee; or

(e) Immediately upon notice by Licensee that it is no longer desirous of commercializing Products.

6.3 Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination or for any breach of this Agreement prior to the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to UWA of the applicable Royalty under Section 4 hereof.

6.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any sublicensee of Licensee or by any breach by such sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of each non-breaching sublicensee of Licensee and each non-breaching sublicensee shall be deemed to be a licensee of UWA thereunder, and UWA shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such sublicense) of Licensee thereunder.

6.5 Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, UWA, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6 Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), full responsibility for Prosecution of the Patent Rights shall, at the option of UWA and at its sole expense from the date of reversion, revert to UWA upon any termination of this Agreement.

7.	INFRINGEMENT AND PROSECUTION BY THIRD PARTIES

7.1 Enforcement. Licensee shall have the first right and the obligation to enforce, at its sole expense, any Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify UWA in writing in advance of all such enforcement efforts. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by UWA, UWA shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse UWA for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights within ninety (90) days of receipt of a written demand from UWA that Licensee bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then UWA shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder on behalf of itself and Licensee. Any amount recovered in any such action or suit, whether by judgment or settlement, shall be paid to or retained entirely by whichever party brought the action, or where both parties participate in such action or suit, all such amounts shall be allocated to each party in the ratio of expenses incurred, after first paying each party’s out-of-pocket expenses, including reasonable attorneys’ fees.

7.2 Defense of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, then Licensee shall hear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses, and UWA shall assist and cooperate with Licensee in such proceedings and shall exercise reasonable efforts to cause the Inventors to assist and cooperate fully.

7.3 Third Party Patent Rights. If Licensee reasonably determines that any Product infringes upon the rights of a third party because of the use of the Patent Rights, Future Patent Rights, Technical Information or Future Technical Information in the manufacture, use or sale of such Product, and, as a result, Licensee elects to oppose, seek reexamination of, pursue declaratory relief with respect to and/or undertake other legal action with respect to such third party’s patent(s) or patent application(s) before a patent office and/or the courts of any jurisdiction in the Territory (collectively “Opposition”), then UWA shall assist and cooperate with Licensee in any such Opposition. UWA shall exercise reasonable efforts to cause the Inventors to cooperate fully with Licensee at Licensee’s expense with respect to any Opposition.

8.	INDEMNIFICATION

8.1 Indemnification by Licensee. UWA shall not be liable for any loss or damage sustained by Licensee or any other person directly or indirectly from or in connection with Licensee’s use, license or commercialization of any part of the Products, Patent Rights, Future Patent Rights, Technical Information or Future Technical Information, except to the extent that such loss or damages results from the negligence or willful acts or omissions of UWA. Subject to Section 8.3 hereof, Licensee hereby releases and indemnifies UWA, its officers, employees and agents (each, a “UWA Indemnified Party”, and collectively, the “UWA Indemnified Parties”) from and against all actions, claims, proceedings and demands whatsoever, including through contract and tort which may be made or brought by any person, body or authority against it or them or any of them in respect of any loss, injury or damage including death and consequential loss arising out of Licensees’ use of the Products, Patent Rights, Future Patent Rights, Technical Information or Future Technical Information, except to the extent that such Losses result from the negligence, or willful acts or omissions of UWA.

8.2 Indemnification by UWA. Subject to Section 8.3 hereof, UWA shall hold harmless, defend and indemnify’ Licensee and each of its officers, directors, employees and agents from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred in connection with any negligence, willful acts or omissions or breach on the part of UWA directly resulting from the assignment (attached hereto as APPENDIX A) or reassignment (attached hereto as APPENDIX B) of the Patent Rights between UWA and GSK.

8.3 Notice of Claim. The parties shall promptly notify one another in writing of any claim, action or material threat thereof brought against any party in respect of which indemnification may be sought hereunder, and, to the extent allowed by law, shall reasonably cooperate with the indemnifying party in defending or settling any such claim or action. No settlement of any claim, action or threat thereof received by a party and for which that party intends to seek indemnification (for itself or on behalf of any other party) shall be made without the prior joint written approval of UWA and Licensee.

9.	USE OF NAMES

Neither party shall, unless as required by any law or governmental regulation, use the name of the other party and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the other party.

10.	CONFIDENTIALITY

10.1 Non-Disclosure. The parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 12 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; provided, however, that Licensee may disclose the Confidential Information received from UWA to its Affiliates and sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such Affiliates and/or sublicensees each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided, however, that the Receiving Party complies with any restrictions imposed by the third party;

(c) Is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d) Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings or filings with another government agency), provided,

however, that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2 Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The parties further agree that all of their respective officers, employees, agents, representatives or sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality.

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4 Return of Confidential Information. In the event of any termination of this Agreement, the Receiving Party shall, upon the Disclosing Party’s request, promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party.

10.5 Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11.	MISCELLANEOUS

11.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of UWA to:

The University of Western Australia

35 Stirling Highway

Crawley, WA 6009

Attention: Director, Office of Industry and Innovation

Fax: +61 8 6488 2333

or in the case of Licensee to:

AVI BioPharma, Inc.

4575 SW Research Way, Suite 200

Corvallis, Oregon 97333 USA

Attention: Leslie Hudson, Ph.D., Chief Executive Officer

Fax: 541-754-3545

with a copy to:

Michael Phillips, Esq.

Davis Wright Tremaine LLP

1300 SW Fifth Avenue, Suite 2300

Portland, Oregon 97201 USA

or to such other address or to such other person(s) as may he given from time to time under the terms of this Section 11 .1.

11.2 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of: (a) the United States of America and of the State of Oregon in any action brought by UWA against Licensee, and (b) Perth, Western Australia in any action brought by Licensee against UWA, irrespective of choice of laws provisions. The parties agree that: (a) Portland, Oregon shall be the situs of any legal proceeding arising out of or relating to this Agreement if initiated by UWA against Licensee, and (b) Perth, Western Australia shall be the situs of any legal proceeding arising out of or relating to this Agreement if initiated by Licensee against UWA.

11.3 Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

11.4 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

11.5 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

11.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto and replaces and supersedes as of the Effective Date any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements; provided however, that this Agreement shall have no effect on the Mutual Confidentiality Agreement dated October 1, 2008 between the parties.

11.7 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

11.8 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

11.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile.

11.10 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

11.11 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, and any such attempted assignment shall be void and of no effect, except that either party may assign this Agreement to any successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

11.12 Further Assurances. At any time and from time to time after the Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

11.13 Survival. The terms and conditions of the following provisions will survive termination or expiration of this Agreement for as long as necessary to permit their full discharge: Section 1 (“Definitions”), Section 6 (“Term and Termination”), Section 8 (“Indemnification”), Section 9 (“Use of Names”) and Section 10 (“Confidentiality”). The provisions set forth in Section 4 (“Consideration”) also shall survive any expiration or earlier termination of this Agreement, to the extent set forth therein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

“UWA”:

THE UNIVERSITY OF WESTERN AUSTRALIA, A BODY CORPORATE ESTABLISHED PURSUANT TO THE PROVISIONS OF THE UNIVERSITY OF WESTERN AUSTRALIA ACT 1911

By:	/s/ Doug McEachern
Name:	Professor Doug McEachern
Its:	Deputy Vice-ChanceIlor (Research & Innovation) The University of Western Australia

Date:	24th November, 2008

“LICENSEE”:

AVI BIOPHARMA, INC., AN OREGON CORPORATION

By:	/s/ Dr. L. Hudson
Name:	Dr. L. Hudson
Its:	President & CEO

Date:	January 7, 2008

SCHEDULE 1

Diligence Milestones

1.	Within two (2) years following announcement of the success of a Phase Ib trial of AVI- 4658, Licensee (and/or its Affiliates or sublicensees) shall have initiated a Phase II Trial of AVI-4658.

2.	Within two (2) years following completion of a successful Phase II Trial of AVI-4658, Licensee (and/or its Affiliates or sublicensees) shall have initiated a Phase III Trial of AVI-4658.

3.	Within two (2) years following completion of a successful Phase III Trial of AVI-4658, Licensee (and/or its Affiliates or sublicensees) shall have submitted a new drug application to the FDA or equivalent in the European Union for market approval of AVI-4658.

4.	If any of the aforementioned Milestones are unsuccessful, and provided the provisions of Section 2.2 are observed by UWA, UWA may terminate the Agreement in accordance with Section 2.2 unless Licensee has initiated a Phase I Trial of a different Product within two (2) years of a Milestone for AVI-4658 being unsuccessful. Any such Product(s) shall likewise be commercialized in accordance with Section 2.2.

APPENDIX A

Patent Assignment Agreement between UWA and GSK

See attached.

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (hereinafter, the “Assignment”) is made and entered into this 10th day of March, 2006 by and between:

(1) SMITHKLINE BEECHAM CORPORATION, DOING BUSINESS AS GLAXOSMITHKLINE, a company incorporated in the Commonwealth of Pennsylvania, with its principal office at One Franklin Plaza, 200 N. 16th Street, Philadelphia, Pennsylvania 19101 USA (“Assignee”); and

(2) THE UNIVERSITY OF WESTERN AUSTRALIA, a body corporate established pursuant to the provisions of The University of Western Australia Act 1911 (Western Australia), of 35 Stirling Highway, Crawley, Western Australia 6009 (“Assignor”).

RECITALS

(A) Whereas, the Assignor owns and has applied for certain patent applications (the “Patent Applications”) defined below in respect of the inventions disclosed in the Patent Applications (the “Inventions”);

(B) Whereas, Assignor has agreed to assign to Assignee the Patent Applications and the Inventions disclosed therein as hereinafter set forth; and

(C) Whereas, Assignee desires to obtain all of Assignor’s right, title, and interest in and to the Patent Applications and Inventions.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agrees as follows:

1.	Definitions.

a.	“Inventions” has the meaning given to it in Recital (A) above.

b.	“Net Sales” shall mean the gross receipts worldwide from sales of the Product by Assignee to third parties, less all customary deductions using generally accepted accounting standards for:

i)	trade, cash and quantity credits, discounts, refunds or rebates;

ii)	allowances or credits to customers actually granted on account of rejection, damage, or return of Product;

iii)	sales commissions;

iv)	sales and excise taxes (including value added tax) and any other governmental charges imposed upon the production, importation, use or sale of Product;

v)	transportation charges, including insurance, for transporting Product to the extent specifically invoiced to the customer; and

vi)	product rebates, discounts and charge backs including, without limitation, those granted to managed-care entities and government agencies.

Product sales between GSK, its Affiliates and its and their sublicensees, shall be excluded from the computation of Net Sales and no royalties shall be payable on such sales.

c.

“Patent Applications” means the international patent application PCT/AU2005/000943, filed on 28 June 2005 and published as WO 2006/000057 on 5TH January 2006, together with any further national application, divisional application, continuation in part and the like deriving from said international or national patent application(s) in any country in the world.

d.	“Product” means any product or part thereof, the manufacture, use, or sale of which would infringe one or more Valid Claims included within the Patent Applications.

e.	“Valid Claim’ shall mean a claim of an issued patent included in the Patent Applications which has not been abandoned, lapsed, expired or been declared invalid or unenforceable in a final, unappealable decision (or a decision from which no appeal was taken) of a court of competent jurisdiction.

2.	Assignment of Patent Applications and Inventions. Assignor hereby assigns to Assignee all right, title, and interest in and to the Inventions and the Patent Applications, and any patents granted thereon, and all rights associated therewith, including but not limited to the right to apply for and obtain patents and similar forms of protection in respect of the Inventions and the Patent Applications throughout the world; the right to make any new application or applications in respect of any part or parts of the subject matter of any application or specification filed in connection with the Inventions and the Patent Applications; the right to claim priority from the Patent Applications; the right to bring proceedings for any previous infringement of the rights assigned by this Assignment; and the right to claim priority of the Patent Applications under the Paris Convention (as amended) in all countries and territories and to hold the same unto the Assignee.

3.	License Grant. Assignee hereby grants to Assignor a fully paid up, irrevocable non-exclusive license to the Patent Applications and Inventions for internal research purposes only.

4.	Payment. Assignor acknowledges that certain consideration for obtaining the right title and interest in and to the Patent Applications and Inventions has already been given, namely, that Assignee paid all fees associated with the filing of the Patent Applications. In addition, Assignee shall continue to assume all patent filing and prosecution costs associated with the Invention and the Patent Applications.

5.	Royalty. In further consideration for the license granted to Assignee hereunder, Assignee shall pay a royalty to Assignor of 0.5 percent (0.5%) on the Net Sales of Assignee on Products. Royalties shall be calculated on an annual, calendar year basis and paid to Assignor within sixty (60) days of the end of each calendar year.

5.1	Record Retention. Assignee shall keep complete and accurate records in sufficient detail to permit Assignor to confirm the accuracy of calculations of all royalties due hereunder. Such records shall be retained by Assignee for a three (3) year period following the year in which any such royalty payments were due hereunder.

5.2	The obligation to pay royalties hereunder shall terminate on expiration, invalidation, lapse or abandonment of the last Valid Claim of the Patent Applications except that the royalties accrued but not paid prior to such expiration shall be payable with the next payment cycle under the provisions of this Article 5. A patent shall be deemed to expire at midnight of the day of expiration.

6.	Cooperation. Assignor shall reasonably cooperate with Assignee, at Assignee’s sole discretion and expense, to assist Assignee with filing patent applications or other documents related to the Inventions and the Patent Applications, including but not limited to, assisting in preparing and prosecuting the patent applications, and consulting with Assignee and Assignee’s legal counsel regarding the Inventions and patent applications. Assignor further agrees to cooperate in executing all documents, instruments, and other papers and taking actions as necessary for Assignee to secure patent rights and as necessary to effect the transfer of all right, title and interest in and to the Patent Applications and the Inventions to Assignee, and to record and perfect title therein in the sole name of Assignee.

7.

Publication Rights. Assignor shall not publish or present any part of the Inventions or any information included therein until a patent application directed thereto has been filed. Assignee shall notify Assignor immediately in writing upon the filing of any such patent application. Upon receipt of said notification from Assignee, Assignor shall have the right to publish any information related to or included within the Patent Applications, provided that Assignor requests permission to publish or present from Assignee, and Assignee, in its sole discretion, reviews and approves the information to be published or presented. If Assignee does not, within ninety (90) days of receipt of a request for permission to publish from Assignor, indicate either approval or rejection of the publication or presentation, then Assignee will be deemed to have approved the proposed publication or presentation. Any publication or presentation by the Assignee shall acknowledge the Assignor and appropriate employees of the Assignor as co-authors on the publication or presentation.

8.	No Publicity. Neither party hereto shall identify the other party in any promotional advertising, press releases or other promotional materials to be disseminated to the public or any portion thereof without the express prior written consent of the other party. Assignor shall not use the name of Assignee or the name of any Assignee’s directors, officers, employees, or agents, as applicable, or any trademark, service mark, trade name, or symbol of Assignee, without Assignee’s express prior written consent. Any promotional advertising, press releases or other promotional materials prepared by Assignee and concerning the Invention shall acknowledge Assignor’s participation in the development of the Invention.

9.	Warranties; Disclaimer of Warranties.

9.1 Assignor hereby represents and warrants that the subject matter of the Patent Applications and the Inventions was developed by its employees, that such employees have assigned their ownership rights in the Inventions and Patent Applications to Assignor, and that Assignor has the full right and legal authority to perform its obligations and grant the rights granted to Assignee herein.

9.2 Assignor hereby represents and warrants that to Assignor’s knowledge the manufacture, use or sale of any product or process under the Patent Applications and the Inventions do not infringe any patent, copyright, trademark, or other intellectual property rights of any third party. Assignor also hereby represents and warrants that, to Assignor’s knowledge, no third party is infringing the intellectual property rights contained in the Patent Applications and Inventions.

9.3 Except as expressly stated in Section 9.1 and 9.2, ASSIGNOR MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR REPRESENTATIONS AS TO THE PURITY, ACTIVITY, SAFETY, OR USEFULNESS OF THE INVENTION ASSIGNED TO ASSIGNEE UNDER THIS AGREEMENT.

10.

Assignment of Agreement. Neither party may assign this Agreement or its rights and obligations hereunder, in whole or in part, to any third party without obtaining the prior written consent of the other party; provided, however, that ASSIGNEE may assign this Agreement, or its rights and obligations hereunder, in whole or in part, to any of its Affiliates (as defined below) or to any entity with which it may merge or consolidate or to which it may transfer all or substantially all of its assets relating to the Inventions. Assignor may assign this Agreement to an Affiliate only after obtaining the prior written consent of Assignee. “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with a party hereto. “Control” means having the power to direct, or cause the direction of, the management and policies of any entity, whether through ownership of voting securities, by contract or otherwise.

11.	Notices. Any notices, payments or statements to be made under this Agreement shall be made as follows:

If to Assignor:

Name: Simon Handford

Title: Project Manager Commercialisation,

University of Western Australia, 35 Stirling Highway, Nedlands WA 6009

Fax: +61 8 6488 2333

if to Assignee:

GlaxoSmithKline

Name: Dr. P. Anthony Akkari

Title: Human Genetics Manager

Mail Stop: MAI 1217

Five Moore Drive

Research Triangle Park, NC 27709

USA

Fax: 919-483-0659

with a copy to:

GlaxoSmithKline

R&D Legal Ops

VP and Senior Counsel

Mail Stop RN0220

2301 Renaissance Blvd.

King of Prussia, PA 19406

USA

Fax: 610-787-7084

or at such other address later designated in writing by either Party for such purposes. Such notices shall be effective upon receipt

12.	Choice of Law. This Agreement shall be interpreted and governed in accordance with the laws of the Commonwealth of Pennsylvania, United States of America, without giving effect to conflict of law provision of any jurisdiction.

13.	Survival. The provisions of Sections 1, 2, 4, 6, 7, 8, 9, 10, 11, 12, and 13, hereof shall survive any expiration or termination of this Agreement.

14.	Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the terms of the subject matter hereof and shall not be modified except by subsequent mutual written agreement.

IN WITNESS WHEREOF the parties hereto have executed this Assignment by their duly authorised officers as of the date and year first above written.

SmithKline Beecham Corporation doing business as GlaxoSmithKline

By:	/s/ Allen D. Roses
	Name:	Allen D. Roses
	Title:	Sr. VP, Genetics Research

University of Western Australia

By:	/s/ Doug McEachern
	Name:	Professor Doug McEachern
	Title:	Pro Vice-Chancellor (Research & Innovation)

EXECUTION COPY

APPENDIX B

Patent Assignment Agreement between UWA and GSK

See attached.

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (hereinafter the “Assignment”) is made and entered into this 19th day of November 2008 (the “Effective Date”) by and between:

(1)

SMITNKLINE BEECHAM CORPORATION, DOING BUSINESS AS GLAXOSMITNICLINE, a company incorporated in the Commonwealth of Pennsylvania, with its principal office at One Franklin Plaza, 200 N. l6th Street, Philadelphia, Pennsylvania 19101 USA (“Assignor”); and

(2)	THE UNIVERSITY OF WESTERN AUSTRALIA, a body corporate established pursuant to the provisions of The University of Western Australia Act 1911 (Western Australia), of 35 Stirling Highway, Crawley, Western Australia 6009 (“Assignee”).

RECITALS

(A)	Whereas the Assignor owns and has applied for certain patent applications (the “Patent Applications”) defined below in respect of the inventions disclosed in the Patent Applications (the “Inventions”).

(B)	Whereas Assignor has agreed to assign to Assignee the Patent Applications and the Inventions disclosed therein as hereinafter set forth; and

(C)	Whereas Assignee desires to obtain all of Assignor’s right, title, and interest in and to the Patent Applications and Inventions.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions

a.	“Inventions” has the meaning given to it in Recital (A) above.

b.

“Patent Applications” means the international patent application PCT/AU2005/000943 filed on 28 June 2005 and published as WO 2006/000057 on 5th January 2006, the United States patent application Serial No. 11/570,691, and the European patent application No. 05754344, together with any further national applications, divisional applications, continuations-in-part and the like deriving from said international, regional or national patent application(s) in any country in the world.

2.	Assignment of Patent Applications and Inventions. Assignor hereby assigns to Assignee all right, title, and interest in and to the Inventions and the Patent Applications, and any patents granted thereon, and all rights associated therewith, including but not limited to the right to apply for and obtain patents and similar forms of protections in respect of the Inventions and the Patent Applications throughout the world; the right to make any new application or applications in respect of any part or parts of the subject matter of any application or specification filed in connection with the Inventions and the Patent Applications; the right to

1

claim priority form the Patent Applications; the right to bring proceedings for any previous infringement of the rights assigned by these Assignment; and the right to claim priority of the Patent Applications under the Paris Convention (as amended) in all countries and territories and to hold the same unto the Assignee.

3.	License Grant. Assignee hereby grants to Assignor a filly paid up, irrevocable non-exclusive, royalty-free license to the Patent Applications and Inventions for internal research purposes only, including research conducted by any of Assignor’s Affiliates (as defined below) or any entity with which it may merge or consolidate or to which it may transfer all or substantially all of its assets relating to the Inventions. “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with a party hereto. As used in the definition of Affiliate, the term “Control” means having the power to direct, or cause the direction of, the management and policies of any entity, whether through ownership of voting securities, by contract, or otherwise.

4.	Payment. In consideration for obtaining the right, title, and interest in and to the Patent Applications and Inventions, Assignee agrees to pay Assignor the sum of twenty-two thousand US dollars (US $22,000) within thirty days after execution of this Agreement. This amount is non-refundable.

5.	Cooperation. Assignor shall reasonably cooperate with Assignee, at Assignee’s sole discretion and expense, in executing all documents, instruments, and other papers and taking actions as necessary for Assignee to secure patent rights and as necessary to effect the transfer of all right, title and interest in and to the Patent Applications and the Inventions to Assignee, and to record and perfect title therein in the sole name of Assignee.

6.	No Publicity. Neither party hereto shall identify the other party in any promotional advertising, press releases or other promotional materials to be disseminated to the public or any portion thereof without the express prior written consent of the other party. Assignee shall not use the name of Assignor or the name of any Assignor’s directors, officers, employees, or agents, as applicable, or any trademark, service mark, trade name, or symbol of Assignor, without Assignor’s express prior written consent.

7.	Disclaimer of Warranties. THE PATENT APPLICATIONS ARE PROVIDED “AS IS” AND ASSIGNOR MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR REPRESENTATIONS AS TO THE PURITY, ACTIVITY, SAFETY, OR USEFULNESS OF THE INVENTION ASSIGNED TO ASSIGNEE UNDER THIS AGREEMENT OR FREEDOM FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY. ASSIGNOR SHALL NOT BE LIABLE HEREUNDER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE REMEDIES FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFIT.

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8.	No Liability. In no event shall Assignor have any liability of any kind in connection with any use of the Invention or any product or service which is based upon, derived from or incorporates the Invention by Assignee, its licensees or assigns.

9.	Notices. Any notices, payments or statements to be made under this Agreement shall be made as follows:

If to Assignor:

GlaxoSmithKline

Name: Ashley H. Bates

Head Of Research & Development Alliances, Australia

{address}

with a copy to:

GlaxoSmithKline

R&D Legal Ops

VP and Senior Counsel

Mail Stop RN0220

2301 Renaissance Blvd.

King of Prussia, PA 19406

USA

Fax: 610-787-7084

If to Assignee:

Name: Simon Handford

Title: Project Manager Commercialization

University of Western Australia,

35 Stirling Highway , Nedlands, WA 6009

Fax: +61 8 6488 2333

Or at such other address later designated in writing by either Party for such purposes. Such notices shall be effective upon receipt.

10.	Choice of Law. This Agreement shall be interpreted and governed in accordance with the laws of the Commonwealth of Pennsylvania, United States of America, without giving effect to conflict of law provision of any jurisdiction.

11.	Survival. The provisions of Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 hereof shall survive any expiration or termination of this Agreement.

12.	Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the terms of the subject matter hereof and shall not be modified except by subsequent mutual written agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Assignment by their duly authorized officers as of the date and year first above written.

SmithKlineBeecham Corporation doing business as GlaxoSmithKline

By:	/s/ Lon R. Cardon
Name:	Lon R. Cardon
Title:	Senior Vice President, Genetics

University of Western Australia

By:	/s/ Doug McEachern
Name:	Professor Doug McEachern
Title:	Deputy Vice-Chancellor (Research & Innovation) The University of Western Australia

AE McGrory

VG Campen

4